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                                                        EXHIBIT 10.5


                           CONSULTING AGREEMENT

      This Consulting Agreement (the "Consulting Agreement") is entered into as of April 25, 1995, by and between GREAT WESTERN FINANCIAL CORPORATION, a Delaware corporation ("GWFC") and JAMES F. MONTGOMERY ("Montgomery").

                             R E C I T A L S

      A. Montgomery has ably served as a senior executive officer of GWFC for 25 years and has made significant contributions to the benefit of its shareholders.

      B. GWFC and its Board of Directors desire that Montgomery continue to serve GWFC after the term of his Employment Agreement dated December 19, 1989, as amended (the "Employment Agreement") expires on December 28, 1995, in a number of important capacities which will benefit GWFC and its shareholders. Montgomery is willing to do so subject to the terms of this Consulting Agreement which, unless earlier terminated, will commence on December 29, 1995 and continue for approximately five years, expiring on December 31, 2000.

      C. Subject to the conditions of this Consulting Agreement, in terms of service, Montgomery will provide general consulting services and serve as the Chairman of the Board of GWFC through December 31, 1997 and may serve as Chair thereafter at the election of the Board and will represent GWFC and its affiliates in connection with legislative, regulatory, and industry matters which are of critical importance to GWFC.

      D. In addition, under this Agreement, Montgomery will agree not to compete with GWFC, not to solicit its employees for competing companies and not to disclose its confidential or proprietary information for other than permitted purposes.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained GWFC and Montgomery hereby agree as follows:

      1. Engagement and Term. GWFC agrees to engage Montgomery, and Montgomery agrees to serve GWFC, in accordance with the terms hereof as a consultant, for a term beginning on December 29, 1995 (provided the Employment Agreement has expired in accordance with its terms) and ending December 31, 2000 (the "Consulting Period"), unless earlier terminated in accordance with the provisions hereof. During the Consulting Period, Montgomery shall provide consulting services to GWFC and to Great Western Bank, a Federal Savings Bank ("GWB"). This Consulting Agreement shall be null and void if the Employment Agreement does not expire in accordance with its terms on December 28, 1995.

      1.   Independent Contractor Relationship, Services, and Memberships.
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      (a)   Independent Contractor Relationship.  This Consulting Agreement
establishes between Montgomery and GWFC an independent contractor relationship and all the terms and conditions of this Consulting Agreement shall be interpreted in light of that relationship. There is no intention to create, by way of this Consulting Agreement, an employer-employee relationship and Montgomery shall not serve as an officer or employee of GWFC or GWB hereunder.

      (b) Service as Chairman of GWFC and Chairman of GWB. For the period December 29, 1995 through December 31, 1997, subject to his continued election to the Board of Directors of GWFC and GWB, Montgomery shall serve as Chairman of GWFC and GWB. In these capacities, Montgomery shall not be an officer of either GWFC or GWB, and, in each case, shall perform the usual and customary duties of the chairman of the board of a large, United States financial institution. As of December 31, 1997, Montgomery will offer to resign as the Chairman of GWFC and of GWB (but not as a director of either GWFC or GWB), and each Board may, but shall not be obligated to, request that he continue as its Chairman. Until December 31, 1997, GWFC agrees to nominate Montgomery for membership on the Board (assuming his willingness and ability to serve) and to vote shares of GWB owned by GWFC in favor of his election to the GWB Board, but subject in each case to any applicable fiduciary obligations.

      (c) Board Service. For the period from December 29, 1995 through December 31, 2000, Montgomery shall, subject to his continued election to, the Board of Directors of GWFC and GWB, serve as a member of the Board of Directors of GWFC and GWB.

      (d) Consulting Services. During the Consulting Period, Montgomery shall perform consulting services for GWFC and GWB consistent with his experience and status in the financial services industry and his expertise in matters of policy derived as the former chief executive officer of GWFC and GWB. In this respect, Montgomery shall provide consulting services to GWFC with respect to legislative and regulatory affairs of significance to GWFC and the financial services industry and perform such additional services as may reasonably be requested by the Chief Executive Officer. All such duties as may be performed by Montgomery as consultant during the Consulting Period shall be at the request of the Chief Executive Officer, to whom Montgomery will report.

      The places and times of performance of Montgomery's services hereunder, except when expressly provided herein to the contrary, shall be determined in good faith by Montgomery and GWFC and, except as otherwise provided herein, he shall not be subject to the general rules and restrictions imposed upon GWFC's employees. Except where expressly agreed upon in writing by Montgomery and GWFC or authorized by the Board,
Montgomery shall not represent that he has general authority to enter into agreements or obligations on behalf of or in the name of the GWFC.
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      (e)   Other Services and Memberships.  Montgomery shall also represent
GWFC and GWB in such national thrift associations and state thrift associations as GWFC and GWB may choose to join, which presently include America's Community Bankers and the Western League of Thrift Institutions. GWFC acknowledges that Montgomery serves as a director of Local Initiative Support Corporation and serves on the national board of directors of Neighborhood Housing Services of America and of Social Compact, and also serves as a director of the Federal Home Loan Bank of San Francisco and the Federal Home Loan Mortgage Corporation. Subject to his continued election to their respective boards of directors, GWFC agrees that Montgomery may remain a director of (and, if requested by GWFC, agrees to serve) these organizations during the Consulting Period consistent with the performance of his general consulting services hereunder. Should Montgomery not be re-elected to any of the committees, associations, institutions or boards described in this Section 2(e) or should GWFC decide not to support any such membership, neither event shall be regarded as a failure by GWFC or Montgomery to perform their respective obligations under this Consulting Agreement.

      (f) Principal Business Address. During the Consulting Period, Montgomery's principal business address shall be at GWFC's then principal executive offices in southern California or in such other place, as with Montgomery's and GWFC's consent, his office may be relocated.

      (g) Secretarial and Support Staff. During the term of this Consulting Agreement, GWFC shall provide Montgomery with appropriate secretarial and support staff.

      3. Amount and Nature of Service. During the Consulting Period, Montgomery shall devote substantial time and attention as may be required, but no less than half time (if and to the extent requested), to the business, affairs and interests of GWFC and affiliates and shall use his best efforts and abilities to promote GWFC's interests.

      Montgomery's failure to discharge an order or perform a function because he reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations hereunder and shall not entitle GWFC to terminate this Consulting Agreement pursuant to any of its provisions, including, without limitation, Section 9 (c) hereof.

      Montgomery may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of GWFC and/or its subsidiaries (the "Company"), provided that such service is expressly approved by the Board of GWFC. Montgomery may make and manage personal business investments of his choice and serve in any capacity with any other organization without seeking or obtaining approval by the Board of GWFC, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder or otherwise breach the commitments made hereunder.
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      1.   Consulting Fee.  During the Consulting Period, GWFC shall pay
Montgomery an annual consulting fee at the annual rate of $485,000, which shall be payable in semi-monthly or bi-weekly installments. Montgomery shall not be entitled to receive any new awards under any bonus plan or incentive plan of GWFC during the Consulting Period, except for any plans available to GWFC non-employee directors and other than any bonus earned for 1995 and payable in 1996 under GWFC's Annual Incentive Compensation Plan.

      Commencing January 1, 1996, Montgomery will be entitled to receive any compensation and benefits for service on the GWFC and GWB Boards of Directors to which he is eligible as a non-employee director (except for compensation and benefits not available to former officers), subject to his continued election to and service on those Boards.

      1. Perquisites and Special Benefits. Until the expiration of twelve months after Montgomery ceases to be the Chairman of GWFC and GWB, he will be permitted to utilize the tax and financial planning services of the AYCO Company, L.P. (except for check writing services).

      During his tenure as an officer of America's Community Bankers, Montgomery will be entitled to the same air travel policy for business and personal travel as is, from time to time, available to the Chief Executive Officer of GWFC. Thereafter, the air travel policy then applicable to Montgomery shall be determined by the Chief Executive Officer of GWFC.

      During the Consulting Period, Montgomery will be entitled to benefits equivalent to those that were available to him under the GWFC executive medical program as of December 28, 1995.

      During the Consulting Period, Montgomery will be entitled to the continued use of the same type of company-owned automobile as currently provided to him by GWFC and for so long as he remains Chairman of the Board of GWFC and GWB a car and driver. At the end of the Consulting Period (or, if applicable, at any time during the period described in Section 8(c)) Montgomery may purchase any Company-owned automobile that he is then using for its depreciated book value. At the end of the Consulting Period (or, if applicable, at any time during the period described in Section 8(b)) GWFC will transfer to Montgomery, without charge, such interest as GWFC has in his memberships in the Los Angeles Country Club and PGA West.

      6. Split Dollar Life Insurance. Upon termination of this Consulting Agreement (including any obligations of GWFC under Section 9(b)), Montgomery shall have sixty (60) days thereafter in which to elect to purchase GWFC's interest in the Split-Dollar Life Insurance Policy (the "Policy") covering Montgomery. The amount of the purchase price shall be equal to the then cash value of the Policy or the cumulative premium payments made by GWFC, whichever amount is greater. Upon Montgomery's purchase of the Policy, the Split Dollar Life Insurance Agreement and the related endorsement shall both terminate. During the Consulting Period, GWFC will pay the premiums on the Policy.
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      1.   Personal, Unsecured Loan.  Montgomery's outstanding $500,000 personal, unsecured loan, which is payable to GWFC and which is due and payable on the earlier of May 23, 1998 or twelve months following the termination of his employment, shall be extended through, and become due and payable at the earlier of December 31, 1999 or, if Montgomery supplies collateral for such loan reasonably satisfactory to GWFC on or before December 15, 1999 or applies the consulting fee payable in the year 2000 to repay the loan, at the end of the Consulting Period.

      1. Termination By GWFC Without "Cause"; Termination by Montgomery. GWFC shall have the right, at its election to be made by notice in writing and delivered to Montgomery within sixty (60) days prior to the effective date thereof, to terminate this Consulting Agreement without "cause" (as defined in Section 9(c) below). Montgomery shall have the right, at his election to be made in writing and delivered to GWFC within sixty (60) days after such notice, to terminate this Consulting Agreement if a material breach of this Consulting Agreement by GWFC occurs which GWFC fails to cure within fifteen (15) days after receipt of notice of such breach. In the event of a termination for either of the reasons enumerated in this paragraph, Montgomery shall be entitled to the following:

      (a) for what would have been the remaining term of this Consulting Agreement absent such termination, consulting fees at the applicable rate immediately prior to such election and benefits under Section 5 hereof;

      (b) for a one-year period commencing with the effective date of such termination, a continuation at GWFC's expense of such business and club memberships as GWFC shall have maintained for Montgomery immediately prior to such election, subject to Montgomery's right at any time during such one-year period to require GWFC to take all necessary and appropriate actions to assign any one or more of such memberships to Montgomery;

      (a) for a one-year period commencing with the effective date of such termination, a continuation at GWFC's expense of the use of the Company-owned automobile provided by GWFC immediately prior to such election, subject to Montgomery's right at any time during such one-year period to purchase such automobile at its depreciated book value;

      (a) for a three-month period commencing with the effective date of such termination, a continuation, at GWFC's expense, of Montgomery's right to use a car and driver; and

      (b) for what would have been the remaining term of the Consulting Period, if any, absent such termination, a continuation of the vesting of the Special Stock Option granted by GWFC to Montgomery pursuant to the Amendment to the Employment Agreement of even date herewith (the "Amendment") and the continuation of vesting of his Restricted Stock Award, in each case in accordance with the terms of each such grant or award as if no election to terminate this Consulting Agreement had been made, provided Montgomery continued to perform services hereunder to the date of termination.
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      1.   Other Events of Termination.  Other than a termination pursuant to Section 8 or Section 10, this Consulting Agreement shall be terminated only as provided for below in this Section 9:

      (b) Disability. In the event that Montgomery shall fail, because of illness, injury or similar incapacity ("disability"), to render for six
(6) consecutive calendar months, or for shorter periods aggregating one hundred thirty (130) or more business days in any twelve (12) month period, services contemplated by this Consulting Agreement, Montgomery's services hereunder may be terminated, by written notice of termination from GWFC to Montgomery; thereafter, GWFC shall continue, (A) until Montgomery's death, or until his sixty-fifth (65th) birthday, whichever first occurs, to pay compensation to Montgomery at a rate and in an amount (payable at the times and in the manner theretofore applicable to Montgomery's consulting fee) equal to 50% of the applicable rate of Montgomery's annual consulting fee payable to him immediately prior to such termination minus the amount of any cash payments to which he is entitled under any disability insurance plan provided to him as a retired executive officer, and (B) to afford to Montgomery any retiree medical, dental and life insurance benefits to which he is entitled pursuant to Section 6 of the Amendment and Section 5 hereof, to the extent, at the time and in the manner otherwise provided thereunder.

      (b) Death. Montgomery's services hereunder shall be terminated upon his death. Fifty percent (50%) of Montgomery's annual consulting fee in effect immediately prior to his death (or, if Montgomery's death occurs while he is receiving payments under Section 9(a) hereof, at the rate of such fee in effect immediately prior to his disability) shall be paid for a period to and including the date that would have been Montgomery's sixty-fifth (65th) birthday (but in no event shall such fee be paid for a period of less than ten (10) years), at the times and in the manner otherwise payable hereunder, to such person or persons as Montgomery shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiaries"). The Beneficiaries shall also be entitled to receive, as soon as practicable following Montgomery's death, a lump-sum payment equal to two hundred fifty percent (250%) of the applicable rate of Montgomery's annual consulting fee in effect immediately prior to his death (or, if Montgomery's death occurs while he is receiving payments under Section 9(a) hereof, at the rate of such fee in effect immediately prior to his disability), reduced (but not below zero) by the aggregate proceeds received by the Beneficiaries (and received by any other person or persons as Montgomery shall have directed in writing) from any GWFC-maintained group or other GWFC-sponsored life insurance plan or other policy (including the Policy) maintained by GWFC to the extent such proceeds are attributable to plan or policy benefits arising from payments made by or on behalf of GWFC. The proceeds from any split dollar life or other insurance then maintained by GWFC on or in respect of Mr. Montgomery's life also may be applied by GWFC to pay benefits contemplated by or to reduce GWFC's obligations under the second sentence of this Section 9(b).
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      In addition to the Beneficiaries' rights hereunder to be paid
Montgomery's consulting fee and to receive a lump-sum payment, hospital, surgical, major medical and dental benefits to which members of Montgomery's family were entitled immediately prior to his death shall be continued to the same extent until the second anniversary of his death. This Consulting Agreement in all other respects shall terminate upon the death of Montgomery.

      (b) For Cause. Montgomery's services hereunder shall be terminated and all of his rights to receive consulting fees, benefits and perquisites hereunder shall terminate upon the occurrence of (i) a material breach of this Consulting Agreement by Montgomery, (ii) Montgomery's conviction by a court of competent jurisdiction of a felony or (iii) entry of an order duly issued by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, or the successor of either, removing Montgomery from the board or of preventing him from providing services to GWFC or GWB or permanently prohibiting him from participating in the conduct of the affairs of GWFC or GWB. Notwithstanding the foregoing, Montgomery's services hereunder shall not be subject to termination under subsection (c)(i) hereof without
(A) reasonable notice to Montgomery setting forth the reasons for GWFC's intention to terminate, (B) an opportunity for Montgomery to cure any such breach within fifteen (15) days after receipt of such notice, (C) an opportunity for Montgomery, together with his counsel, to be heard before the Board of Directors of GWFC and (D) delivery to Montgomery of a notice of termination stating that a majority of the authorized number of GWFC's directors has found that Montgomery was guilty of the conduct set forth above and specifying the particulars thereof in detail.

      If Montgomery shall be suspended and/or temporarily prohibited from participating in the conduct of GWFC's or GWB's affairs by any regulatory authority having jurisdiction in the premises, GWFC's obligations shall be automatically suspended, subject to reinstatement in full if the charges resulting in such suspension or prohibition are finally dismissed. Such reinstatement shall provide Montgomery with the consulting fees, other benefits and perquisites to which he would have been entitled absent such suspension or prohibition to the same effect and extent as though such suspension or prohibition had not occurred, including, without limitation, accrued interest at the rate then payable on judgments on all amounts thereupon paid to Montgomery and attributable to the suspension period.

      In the event of any termination or suspension by GWFC pursuant to any of the provisions of Section 9 (a) or (c) hereof, GWFC shall immediately so notify Montgomery.
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      1.   Change in Control.

      (a) If, during the term of this Consulting Agreement, there should occur a change in control of GWFC (as defined below), then Montgomery, without limitation on any other rights he may have hereunder, may, within six (6) months after he first has knowledge of such event, elect to terminate this Consulting Agreement and to treat such termination as a termination pursuant to Section 8 hereof except that the Special Option shall immediately vest and (subject to Section 9(a) of the General Provisions Applicable to Performance Restricted Stock Awards) the restrictions applicable to the Restricted Stock shall thereupon lapse (the "Change in Control Modification").

      Notwithstanding Montgomery's entitlement to terminate as set forth in the above paragraph, in no event shall the value of such aggregate entitlement constituting "parachute payments" under Section 280G of the Internal Revenue Code, as amended, and including any successor legislation thereto (the "Code"), equal or exceed three (3) times the "base amount" as determined under and in accordance with said Section 280G. In the event of a termination pursuant to this paragraph, Montgomery shall have no duty to seek other consulting assignments or to become employed, and GWFC agrees that any fee received by Montgomery during or with respect to what would have been the remaining term of this Consulting Agreement, and attributable to services rendered by Montgomery to persons or entities other than GWFC and any income realized by reason of self-employment during or with respect to such period shall not be applied to reduce GWFC's obligation to make payments hereunder and that any benefits of the kind referred to in
Section 5 hereof received by Montgomery, during or with respect to such period and attributable to services rendered by Montgomery to persons or entities other than GWFC, shall not be applied to reduce GWFC's obligation to provide such benefits hereunder.

      (b) If, during the term of this Consulting Agreement, there should occur a change in control of GWFC (as defined below in Section 10(c)), and if thereafter GWFC materially breaches this Consulting Agreement and fails to cure such breach within fifteen (15) days after receipt of notice thereof, then Montgomery, without limitation on any other rights he may have hereunder, may, within one (1) year after he first has knowledge of such breach, elect to terminate this Consulting Agreement and to treat such termination as a termination pursuant to Section 8 hereof, subject, however, to the Change in Control Modification which Montgomery may elect to waive as to the Special Option and/or Restricted Stock.

      Notwithstanding Montgomery's entitlement as set forth in this paragraph, if the value of such aggregate entitlement constituting "parachute payments" under Section 280G of the Code, after giving effect to GWFC's rights of offset as provided for in the next succeeding sentence, is
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less than the maximum amount Montgomery is entitled to receive without incurring a liability under Section 4999 of the Code for any reason, including that some or all of such entitlement constitutes reasonable compensation for services rendered or to be rendered (and do not, therefore, constitute "parachute payments"), then, in such event, Montgomery shall be entitled to receive such maximum amount.

      (a) For purposes of the foregoing provisions, a "change in control" means, and shall be deemed to have taken place, if: (i) any person or entity (or group of affiliated persons or entities) (including a group which is deemed a "person" by Section 13(d)(3) of the Securities Exchange Act of
1934) acquires in one or more transactions, whether before or after the date of this Consulting Agreement, ownership of twenty-five percent (25%) or more of the outstanding shares of stock entitled to vote in the election of directors of GWFC, and (ii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, the persons who were directors of GWFC immediately before such acquisition shall cease to constitute five sixths of the membership of the Board or of the board of directors of any successor to GWFC after such transaction (but not more than twelve (12) months after such transaction).

      "Ownership" means ownership, directly or indirectly, of twenty-five percent (25%) or more of such outstanding voting stock of GWFC other than
(A) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee or a securities depositary system), (B) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares, (C) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-1(b) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, or (D) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their resale. Without limitation, the right to vote or acquire ownership shall not of itself constitute ownership of shares.

      (a) In the event that any payment, coverage or benefit provided under this Consulting Agreement or otherwise provided to or on behalf of Montgomery by or on behalf of GWFC would, in the opinion of counsel for GWFC, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of GWFC, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverage or benefits provided hereunder shall be reduced so that no portion of such amount which is paid to Montgomery is not deductible for tax purposes by reason of Section 280G of the Code. GWFC shall hold such portions not paid to Montgomery in escrow. At the end of each calendar quarter during the term of such escrow, GWFC shall deposit into escrow an amount equal to interest accrued during such calendar quarter on the amount held in escrow during such calendar quarter at a rate equal to the rate then payable on judgments in California. If it is determined at any point in time, by a counsel jointly selected by GWFC and Montgomery,
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that it is more likely than not that the payment to Montgomery of any or all of such amount held in escrow would be deductible for tax purposes, such amount shall be paid out of escrow to Montgomery. In the event of a final determination by the Internal Revenue Service, or of a final non-appealable judicial decision, that any such amount held in escrow could never be deductible for tax purposes if paid to Montgomery, or if it is determined at any point in time, by a counsel jointly selected by GWFC and Montgomery, that it is more likely than not that the payment to Montgomery of any such amount held in escrow would never be deductible for tax purposes, such amount shall be paid out of escrow to GWFC. For purposes of this paragraph, the value of any non-cash benefit or coverage or any deferred or contingent payment or benefit, shall be conclusively determined by the independent auditors of GWFC, in accordance with the principles of Section 280G of the Code.

      (e)  Notwithstanding anything to the contrary in this Consulting
Agreement:

(i) Following a change in control of GWFC, Montgomery shall be entitled to modify, within pre-existing alternatives available under the applicable plans, any irrevocable election to defer compensation under any GWFC-sponsored deferred compensation plan which he may have made prior to such change in control, so long as any such modification is made prior to the year in which such compensation is to be earned; and

(ii) At all times following a change in control of GWFC, GWFC shall honor all elections validly made at any time by Montgomery (either before or after such change in control) regarding the deferral of all or any portion of his compensation under any such deferred compensation plan (including, without limitation, elections made by Montgomery pursuant to this Section 10 (e)) and GWFC shall comply with all of the terms of such plan in existence as of the date of such change in control.

      1. Reimbursement of Business Expense. During the term of this Consulting Agreement, to the extent that such expenditures are substantiated by Montgomery as required by GWFC, GWFC shall reimburse Montgomery promptly for all expenditures (including travel, entertainment, parking, business meetings and the monthly costs (including dues) of maintaining memberships at appropriate clubs and including expenditures by Montgomery prior to the date hereof), in accordance with the rules and policies established from time to time by the Board in pursuance and furtherance of GWFC's business and goodwill.

      12. Indemnity. To the extent permitted by applicable law and the By-laws of GWFC (as from time to time in effect), and without in any way impairing or affecting any rights to indemnification that Montgomery has by reason of any agreement to which he is a party as of the date hereof, GWFC shall indemnify Montgomery and hold him harmless for any acts or decisions made by him in good faith while performing services for GWFC and, for so
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long as he is a director, GWFC shall cause him to be included under any liability insurance policies now in force or hereafter obtained during the term of this Consulting Agreement covering directors of GWFC. To the same extent, GWFC shall pay all expenses, including reasonable attorneys' fees and the amounts of court approved settlements, actually incurred by Montgomery in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon, which has been and/or may be brought against Montgomery by reason of Montgomery's services as an officer, director, agent or consultant of GWFC or of any subsidiary or affiliate of GWFC.

      1.   Miscellaneous Provisions.

      (a) Succession. This Consulting Agreement shall inure to the benefit of and shall be binding upon GWFC, its successors and assigns, but without the prior written consent of Montgomery this Consulting Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of GWFC, or a similar transaction, in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of GWFC hereunder (including, without limitation, those in Section 10 hereof). The obligations and duties of Montgomery hereunder shall be personal and not assignable.

      (a) Notices. Any notices provided for in this Consulting Agreement shall be sent to GWFC at 9200 Oakdale Avenue, Chatsworth, California 91311,
Attention: Executive Vice President, Legal, with a copy to the Chairman of the Compensation Committee of the Board of Directors at the same address, or to such other address as GWFC may from time to time in writing designate, and to Montgomery at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid, or one (1) business day after they have been deposited as overnight mail, in either event properly addressed to the designated address of the party to receive the notice, or shall be deemed to have been given at the time receipt is acknowledged if given by any form of electronic communication.

      (a) Entire Consulting Agreement. This document contains the entire agreement of the parties relating to Montgomery's consulting and director services to and on behalf of the Company after December 28, 1995. No modification of this Consulting Agreement shall be valid unless made in writing and signed by the parties hereto. Nothing in this Consulting Agreement is intended to affect adversely any benefits to which Montgomery is entitled by reason of his former employment with GWFC. Any payments or benefits to which Montgomery is entitled by reason of the Employment Agreement shall be governed exclusively by the terms thereof. Notwithstanding the foregoing, this Consulting Agreement may be rescinded as provided in Section 7 of the Amendment.
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      (d)   Waiver.  The waiver of the breach of any term or of any
condition of this Consulting Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

      (a) California Law. This Consulting Agreement shall be construed and interpreted in accordance with the laws of California, to the extent controllable by stipulation of the parties.

      (f) Attorneys' Fees in Action on Consulting Agreement. If any litigation or arbitration shall occur between Montgomery and GWFC, which litigation or arbitration arises out of or as a result of this Consulting Agreement or the acts of the parties hereto pursuant to this Consulting Agreement, or which seeks an interpretation of this Consulting Agreement, the prevailing party in such litigation or arbitration, in addition to any other judgment or award, shall be entitled to receive such sums as the court or arbitrator(s) hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

      (g) Confidentiality. Montgomery agrees that he shall not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of GWFC or any of its affiliates which he may have learned as a result of his employment during the term of this Consulting Agreement (including any extension thereof) or prior thereto as an employee, officer or director of GWFC or any of its affiliates, except to the extent such use or disclosure is
(i) necessary to the performance of this Consulting Agreement and in furtherance of GWFC's best interests, (ii) required by applicable law,
(iii) lawfully obtainable from other sources or (iv) authorized by GWFC.
The provisions of this subsection shall survive the suspension or termination, for any reason, of this Consulting Agreement.

      (h) Remedies of GWFC. Montgomery acknowledges that the services he is obligated to render under the provisions of this Consulting Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Consulting Agreement peculiar value to GWFC. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law, and it would be difficult (if not impossible) to replace such services. By reason thereof, Montgomery agrees and consents that, if he violates any of the material provisions of this Consulting Agreement, GWFC, in addition to any other rights and remedies available under this Consulting Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Montgomery from committing or continuing any violation of this Consulting Agreement, or from the performance of services to any other business entity, or both.

      (i) Severability. If this Consulting Agreement shall for any reason be or become unenforceable by either party, this Consulting Agreement shall thereupon terminate and become unenforceable by the other party as well.
In all other respects, if any provision of this Consulting Agreement is held invalid or unenforceable, the remainder of this Consulting Agreement shall remain in full force and effect, and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. Nothing herein shall be construed to require any payment that would be prohibited by Section 18(k) of the Federal Deposit Insurance Act.

      (j) Responsibility for Taxes. Except as expressly provided herein to the contrary, Montgomery agrees to accept exclusive liability for the payment of taxes, contributions for unemployment insurance, old age pensions or annuities, and social security payments, if any, which are measured by or payable on the fees and benefits paid to Montgomery under this Consulting Agreement. Montgomery also agrees to comply with all valid administrative regulations respecting the assumption of liability for such tax. Notwithstanding the foregoing, all payments to be made hereunder by GWFC shall be net of any withholding required in its judgment under federal or state law.

      (a) Work-Product Owned by GWFC. All information developed under this Consulting Agreement, of whatever type relating to the work performed under this Consulting Agreement, shall be the exclusive property of GWFC. All writings, instruments or other items produced or assembled by Montgomery pursuant to this Consulting Agreement, shall be the exclusive property of GWFC.

      (l) Reports. Montgomery shall provide such information and reports with respect to his services hereunder as GWFC may from time to time reasonably request.

      14. Non-Competition and Anti-Solicitation. During the Consulting Period, Montgomery shall not, directly or indirectly, in any case without the advanced written consent of the Chief Executive Officer of GWFC, compete with the Company in the conduct of its business or engage or participate as a principal, consultant, investor or otherwise (except for investments of not more than 5% of the outstanding stock of any public company or as expressly may be provided herein) in any business substantially similar to the business conducted or to be conducted by GWFC. Also, Montgomery agrees he will not solicit any officer or employee to join any competitor of GWFC or GWB.

      1. Representation and Review. Montgomery represents and agrees that he has discussed this Consulting Agreement with an attorney of his choice, that he has carefully read this Consulting Agreement, and that he is voluntarily entering into this Agreement.

     16. Compliance; Conflicts. In rendering services hereunder, Montgomery shall obtain and maintain all necessary or appropriate licenses, permits and registrations and shall comply with all applicable laws and regulations and policies of the Company. Montgomery will not pursue any business opportunities which constitute or may constitute or appear to constitute a conflict of interest or which materially interfere with, delay, jeopardize or otherwise conflict with his duties under this Consulting Agreement, without the prior written consent of the Chief Executive Officer of GWFC, which (in the case of possible or apparent conflicts (as distinguished from actual conflicts)) shall not be unreasonably withheld. Montgomery shall not, in the performance of services under this Consultant Agreement, make or commit to make any political contributions or payments for political purposes or make or commit, cause or allow the Company to make, any political contributions or payments for political purposes, directly or indirectly, in any case without the prior written approval of an authorized officer of GWFC. Montgomery shall be entitled to make outside the performance of his services hereunder any lawful political contributions in his own name and on his own behalf.

      IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

GREAT WESTERN FINANCIAL CORPORATION



By ________________________________


MONTGOMERY



___________________________________
James F. Montgomery


APPROVED:



____________________________________
Charles D. Miller,
Chairman of the Compensation
Committee of the Board of Directors

                           CONSULTING AGREEMENT



                              BY AND BETWEEN



                   GREAT WESTERN FINANCIAL CORPORATION,

                         A DELAWARE CORPORATION,


                                   AND


                            JAMES F. MONTGOMERY



                        DATED AS OF APRIL 25, 1995

                            TABLE OF CONTENTS
                                   FOR
                           CONSULTING AGREEMENT

                                                                      Page

1.   Engagement and Term. . . . . . . . . . . . . . . . . . . . . . .   1

2.   Independent Contractor Relationship, Services, and Memberships .   2
      (a)   Independent Contractor Relationship . . . . . . . . . . .   2
      (b)   Service as Chairman of GWFC and Chairman of GWB . . . . .   2
      (c)   Board Service . . . . . . . . . . . . . . . . . . . . . .   2
      (d)   Consulting Services . . . . . . . . . . . . . . . . . . .   2
      (e)   Other Services and Memberships. . . . . . . . . . . . . .   3
      (f)   Principal Business Address. . . . . . . . . . . . . . . .   3
      (g)   Secretarial and Support Staff . . . . . . . . . . . . . .   3

3.   Amount and Nature of Service . . . . . . . . . . . . . . . . . .   3

4.   Consulting Fee . . . . . . . . . . . . . . . . . . . . . . . . .   4

5.   Perquisites and Special Benefits . . . . . . . . . . . . . . . .   4

6.   Split Dollar Life Insurance. . . . . . . . . . . . . . . . . . .   5

7.   Personal, Unsecured Loan . . . . . . . . . . . . . . . . . . . .   5

8.   Termination By GWFC Without "Cause"; Termination by Montgomery .   5

9.   Other Events of Termination. . . . . . . . . . . . . . . . . . .   6
      (a)   disability. . . . . . . . . . . . . . . . . . . . . . . .   6
      (b)   Death . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      (c)   For Cause . . . . . . . . . . . . . . . . . . . . . . . .   7

10.   Change in Control . . . . . . . . . . . . . . . . . . . . . . .   8

11.   Reimbursement of Business Expense . . . . . . . . . . . . . . .  11

12.   Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.   Miscellaneous Provisions. . . . . . . . . . . . . . . . . . . .  12
      (a)   Succession. . . . . . . . . . . . . . . . . . . . . . . .  12
      (b)   Notices . . . . . . . . . . . . . . . . . . . . . . . . .  12
      (c)   Entire Consulting Agreement . . . . . . . . . . . . . . .  12
      (d)   Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .  12
      (e)   California Law. . . . . . . . . . . . . . . . . . . . . .  13
      (f)   Attorneys' Fees in Action on Consulting Agreement . . . .  13
      (g)   Confidentiality . . . . . . . . . . . . . . . . . . . . .  13
      (h)   Remedies of GWFC. . . . . . . . . . . . . . . . . . . . .  13
      (i)   Severability. . . . . . . . . . . . . . . . . . . . . . .  13
      (j)   Responsibility for Taxes. . . . . . . . . . . . . . . . .  14
      (k)   Work-Product Owned by GWFC. . . . . . . . . . . . . . . .  14

      (l)   Reports . . . . . . . . . . . . . . . . . . . . . . . . .  14

14.   Non-Competition and Anti-Solicitation . . . . . . . . . . . . .  14

15.   Representation and Review . . . . . . . . . . . . . . . . . . .  14

16.   Compliance; Conflicts . . . . . . . . . . . . . . . . . . . . .  15